     As filed with the Securities and Exchange Commission on April 9, 2001

                                                    Registration No. 333-49020
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 3

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                                  CYGNUS, INC.

             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                                                94-2978092
--------------------------------------------------------------------------------

(State or Other Jurisdiction of                               (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)


                               400 PENOBSCOT DRIVE
                       REDWOOD CITY, CALIFORNIA 94063-4719
                                 (650) 369-4300
--------------------------------------------------------------------------------

 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)


                                 JOHN C HODGMAN

                  CHAIRMAN, PRESIDENT & CHIEF EXECUTIVE OFFICER

                                  CYGNUS, INC.
            400 PENOBSCOT DRIVE, REDWOOD CITY, CALIFORNIA 94063-4719
                                 (650) 369-4300
--------------------------------------------------------------------------------

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copies to:

    BLAIR W. WHITE            STEVE PARKER               RICHARD V. SMITH
 Pillsbury Winthrop LLP      Arnold & Porter  Orrick, Herrington & Sutcliffe LLP
    P.O. Box 7880          555 12th Street NW           400 Sansome Street
San Francisco, CA 94120   Washington, D.C. 20004      San Francisco, CA 94111


              Approximate date of commencement of proposed sale to the public: From time to time after this Registration
                          Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
_____________

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE



============================================================================================================================
         Title of Each                                   Proposed               Proposed
      Class of Securities           Amount To Be     Maximum Offering      Maximum Aggregate              Amount of
       To Be Registered             Registered(1)    Price Per Unit(1)     Offering Price(1)         Registration Fee(2)
--------------------------------                                         -----------------------  --------------------------
Common Stock, $.001 par value(3)      5,128,205      $6.435                  $33,000,000                  $9,504
                                                                              ----------                   -----

============================================================================================================================



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, using a per share price of $6.435 which is the average of the high and low price prices as of April 6, 2001.

(2) This fee has previously been paid.

(3) Associated with the Common Stock are Series A Participating Preferred Stock Purchase Rights that will not be exercisable or be evidenced separately from the Common Stock prior to the occurrence of certain events.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   Subject to Completion, dated April 9, 2001


PROSPECTUS

                              ---------------------


                                   $33,000,000

                                  Cygnus, Inc.

                                  Common Stock
                              ---------------------


         This prospectus relates to the offer and sale of common stock of Cygnus, Inc. We are offering and selling shares with a total purchase price up to $33 million pursuant to the terms of an equity line agreement between us and Cripple Creek Securities, LLC. Cripple Creek is an underwriter in connection with the sale of the shares offered by this prospectus.



         We will sell the common stock at a price equal to the average of the two lowest volume-weighted average prices for the stock during the six trading days preceding the sale. The calculation of the volume-weighted average prices is subject to a minimum price we designate. For further information regarding the terms governing the issuance of shares under the equity line agreement, see "Description of Equity Line Agreement" on page 14.



         Our common stock is quoted on the Nasdaq National Market under the symbol "CYGN." On April 5, 2001, the last reported sale price for our common stock was $6.45 per share. Based on this price, we could issue up to a maximum of 5,116,279 shares under the equity line agreement.



         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 5.



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------



              The date of this prospectus is April 9, 2001

                          TABLE OF CONTENTS


                                                                      PAGE
PROSPECTUS SUMMARY.....................................................3

THE OFFERING...........................................................4

RISK FACTORS...........................................................5

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.............13

USE OF PROCEEDS.......................................................14

DESCRIPTION OF EQUITY LINE AGREEMENT..................................14

PLAN OF DISTRIBUTION..................................................16

LEGAL MATTERS.........................................................18

EXPERTS...............................................................18

WHERE YOU CAN FIND MORE INFORMATION...................................19

IMPORTANT INFORMATION INCORPORATED BY REFERENCE.......................19

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS", AS WELL AS THE DOCUMENTS INCORPORATED BY REFERENCE IN THE PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. ALL REFERENCES TO "WE," "US," "OUR," OR "CYGNUS" IN THIS PROSPECTUS MEAN CYGNUS, INC., AND ALL REFERENCES TO "CRIPPLE CREEK" OR "THE UNDERWRITER" REFER TO CRIPPLE CREEK SECURITIES, LLC.

         Cygnus, Inc. develops and manufactures diagnostic medical devices, utilizing proprietary technologies to satisfy unmet medical needs cost-effectively. The first such device is a frequent, automatic and non-invasive glucose monitoring device referred to as the GlucoWatch -Registered Trademark- biographer. On March 22, 2001, we received approval from the United States Food and Drug Administration to commercially distribute our GlucoWatch biographer in the United States.

         We believe that there is an unmet need for automatic, frequent and non-invasive glucose monitoring. In an effort to address this unmet need, we have developed the GlucoWatch biographer. The system is comprised of two components: a durable component known as the biographer, and a consumable component known as the AutoSensor. The durable biographer is worn like a wristwatch and displays and stores current and past glucose levels and trend data. The extracted glucose is collected in a consumable AutoSensor that is replaced after 12 hours. The AutoSensor, after calibration with a standard blood glucose monitor, is attached to the back of the biographer and automatically extracts and measures glucose levels through intact skin every 20 minutes. The GlucoWatch biographer offers, in a portable and discreet device, features not available in currently marketed devices. These include frequent data collection, electronic memory to store and display glucose levels, alerts indicating hypoglycemic and hyperglycemic conditions and event markers that record factors that affect glucose levels. The GlucoWatch biographer is designed to be worn day and/or night for glucose monitoring and is expected to reduce significant drawbacks of the finger stick technique, such as the pain of repetitive sticking and the disruption of normal activities caused by cumbersome procedures. We believe that the GlucoWatch biographer can provide additional information that can help people with diabetes understand fluctuations in their glucose levels.

         It has been our priority to establish alliances to allow us to successfully develop, manufacture and commercialize the GlucoWatch biographer. We have already entered into several agreements, including the following:


         - a patent license agreement with The Regents of the University of California;


         - supply agreements relating to materials for our GlucoWatch biographer, including those with E.I. du Pont de Nemours and Company, Key Tronic Corporation and Hydrogel Design Systems, Inc.;

         - contract manufacturing agreements with Contract Manufacturing, Inc., now Corium International, for the consumable AutoSensor, and with Sanmina Corporation for the manufacture of the durable GlucoWatch biographer; and

         - an outsource logistics service contract with Livingston Healthcare Services, Inc. to provide receiving, storage, customer service, technical support and shipment in the United States, as well as logistics contracts with companies for the United Kingdom.

         In 1999, we applied to the FDA for approval to sell our GlucoWatch biographer. On December 6, 1999, our pre-market approval application received a unanimous recommendation for approval, subject to conditions, from the FDA's Clinical Chemistry and Clinical Toxicology Devises Panel of the Medical Devices Advisory Committee. In May 2000 we received an approvable letter from the FDA for our GlucoWatch biographer wherein specific, final conditions relating to manufacturing, final printed labeling materials, and post-market evaluations of certain aspects of product performance were set forth.

         On March 22, 2001, the FDA granted approval for us to market and commercially distribute, as a prescription device for adults, the GlucoWatch biographer in the United States. As previously indicated in the approvable letter, post-market evaluation studies on certain topics are required after we begin selling.

         We will introduce the GlucoWatch biographer in the United States initially on a limited basis to a small number of patients selected by designated physicians for a pilot marketing program. We plan to conduct this program to learn more about patients' and caregivers' firsthand experiences with the GlucoWatch biographer. To support that effort, comprehensive training materials and curricula have been completed and will be introduced to physicians and health care professionals. In addition, new clinical research trials will be started to potentially expand the indications for the GlucoWatch biographer, including its use with gestational diabetes. We have begun clinical trials with children and adolescents (ages 7-17). We also have begun outcome studies designed to demonstrate the benefits of our GlucoWatch biographer, collecting information that can become part of efforts to secure reimbursement from managed care organizations. We have initiated professional education programs to introduce our technology to physicians and other diabetes health care professionals.

         It was in mid-1998 that we established product specifications and manufacturing processes for the GlucoWatch biographer system approved by the FDA. Since that time, we have developed, and continue to develop, a number of enhancements to the GlucoWatch biographer's performance and user convenience, and are developing a future product utilizing communication by radio frequency. Additionally, we are working on equipment and processes for improving manufacturing capacity and reducing manufacturing costs. Before we can make the GlucoWatch biographer broadly available, we must qualify and validate our large-scale production equipment and processes. We will submit some of these product and manufacturing enhancements to the FDA by supplementing our existing pre-market approval application.

         In 1999, we first received a CE Certificate for the GlucoWatch biographer system, indicating that the product has met the essential requirements and other criteria of the European Community Directive 93/42/ECC, Annex V, Section 3.2. The CE Certificate is required for selling products in the European Community. In the fourth quarter of 2000, we shipped our first commercial GlucoWatch biographers to the United Kingdom.

         We have a limited operating history and we have not reported an operating profit for any year since our inception. We expect our net losses to continue for the foreseeable future. We have no experience developing, manufacturing, or commercializing diagnostic products, and there have been no sales of our GlucoWatch biographer in the United States to date.

         Our headquarters are located at 400 Penobscot Drive, Redwood City, California 94063 and our telephone number is 650-369-4300.

                                  THE OFFERING

         This prospectus relates to the offer and sale of Cygnus' common stock pursuant to the terms of an equity line agreement between Cygnus, Inc. and Cripple Creek Securities, LLC. Under the terms of the agreement, we can sell shares of our common stock up to a maximum aggregate price of $33 million through June 30, 2003. We will sell the common stock to Cripple Creek at a purchase price equal to the average of the two lowest volume-weighted average prices for our stock during the six trading days preceding the sale. The determination of the purchase price is also subject to a minimum price that we designate. We may cause Cripple Creek to purchase shares over discrete investment periods of either thirty days, sixty days or ninety days. Cripple Creek may require us to sell them additional shares over the same investment periods subject to our ability to limit or cancel their option to purchase. The hypothetical maximum number of shares purchased under the equity line using Cygnus' closing share price of $6.45 on April 5, 2001 is 5,116,279 shares. Additionally, Cripple Creek is entitled to receive warrants, on an annual basis, to purchase shares of Cygnus' common stock based upon the amount of common stock purchases made under the equity line in the previous calendar year. The hypothetical maximum number of warrants available under the equity line using Cygnus' closing share price of $6.45 on April 5, 2001 is 511,628 warrants.

                                  RISK FACTORS


         In determining whether to invest in the common stock, you should carefully consider the information below in addition to all other information provided to you in this prospectus, including the information incorporated by reference in this prospectus.


         WE MAY NOT CONTINUE TO RECEIVE REGULATORY APPROVAL ON OUR PRODUCTS FROM THE FOOD AND DRUG ADMINISTRATION AND/OR FOREIGN AGENCIES. IF WE DO NOT RECEIVE REGULATORY APPROVAL, WE WILL NOT BE ABLE TO SELL OUR PRODUCTS OR GENERATE REVENUE IN THAT JURISDICTION.

         The design, manufacturing, labeling, distribution and marketing of our products are subject to extensive and rigorous government regulation in the United States and certain other countries where the process of obtaining and maintaining required regulatory clearance or approvals is lengthy, expensive and uncertain. The FDA may not approve enhancements and possible manufacturing changes to the GlucoWatch biographer or it may require us to file one or more new pre-market approval applications rather than allowing us to use a supplement to our existing pre-market approval application, which was approved in March 2001. In addition, a delay in such FDA approval could substantially delay introduction of product enhancements and our ability to cost-effectively manufacture large quantities of the consumable component of our GlucoWatch biographer. Regulatory requirements and procedures also vary on a country-by-country basis, and we may not be able to obtain regulatory approval in foreign countries. Moreover, even if regulatory approval is granted, such approval may include significant limitations on indicated uses for which any such products could be marketed.

         A medical device and its manufacturer are subject to continual review after approval, and later discovery of previously unknown problems with a product or the manufacturing process may result in restrictions on such product or the manufacturer, including withdrawal of the product from the market. Failure to comply with applicable regulatory requirements may result in, among other things, fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. In addition, new government regulations may be established that could delay or prevent regulatory approval of our potential products. We are also subject to federal, state and local regulations regarding workplace safety, environmental protection and hazardous material controls, among others.

         In order for us to market our products in foreign jurisdictions, we and any of our distributors and agents must obtain required regulatory registrations or approvals and otherwise comply with extensive regulations regarding safety, efficacy and quality in those jurisdictions. Specifically, certain foreign regulatory bodies have adopted various regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. These regulations vary from country to country. Failure to receive foreign regulatory approvals could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will obtain required regulatory registrations or approvals in such countries or that we will not be required to incur significant costs in obtaining or maintaining such regulatory registrations or approvals. Delays in obtaining any registrations or approvals required to market our products, failure to receive these registrations or approvals or future loss of previously obtained registrations or approvals could have a material adverse effect on our business, financial condition and results of operations.


         OUR PRODUCT PIPELINE IS SEVERELY LIMITED, SO THE FAILURE OF ANY ONE PRODUCT COULD RESULT IN THE FAILURE OF OUR ENTIRE BUSINESS.


         In 1999, we sold substantially all of the assets of our drug delivery business segment to Ortho-McNeil Pharmaceutical, Inc. and terminated our remaining drug delivery projects. We are now exclusively focused on diagnostic medical devices and initially on a line of frequent, automatic and non-invasive glucose monitoring devices. A narrow range of products subjects us to the risk of not having alternative sources of revenue if we are unable to commercialize our narrow line of products. We may not be successful with a non-diversified line of products. A failure of our initial product, the GlucoWatch biographer, could cut off our only potential source of revenue and result in the failure of our entire business, as could the failure of any of our future products.

         For Cygnus to be successful, we will need to continue to develop glucose monitoring products that address the needs of people with diabetes. Enhanced glucose monitoring products based on our technologies are currently under development. In addition, we will be evaluating new products outside of the glucose monitoring field that can utilize our diagnostic technologies. These products will require significant additional development and investment, including preclinical and clinical testing, prior to their commercialization. From time to time, we have experienced delays or setbacks in the development of certain of our products. For example, in the past, we experienced development delays in the miniaturization of the GlucoWatch biographer. There can be no assurance that we will be able to successfully address problems that may arise during the development and commercialization process. In addition, there can be no assurance that GlucoWatch biographer enhancements or future products can or will be successfully developed, prove to be safe and effective in clinical trials, meet applicable regulatory standards, be capable of being manufactured in commercial quantities at a reasonable cost, be marketed successfully or achieve market acceptance. If any of our development programs are not successfully completed, required regulatory approvals or clearances are not obtained or products for which approvals or clearances are obtained are not commercially successful, our business, financial condition and results of operations could be materially adversely affected.

         Our business is subject to the risks inherent in the development of new products using new technologies and approaches. There can be no assurance that unforeseen problems will not develop with these technologies or applications, that we will be able to successfully address technological challenges we encounter in our research and development programs or that we will be able to develop commercially feasible products.


         WE DO NOT HAVE MEDICAL DEVICE MARKETING, DISTRIBUTION, MANUFACTURING OR SALES EXPERIENCE. IF WE ARE UNABLE TO MAKE SATISFACTORY ARRANGEMENTS FOR EACH OF THESE, WE MAY BE UNABLE TO SUCCESSFULLY COMMERCIALIZE OUR PRODUCTS.


         We may have problems in manufacturing, commercial scale-up, marketing or distribution of our GlucoWatch biographer. We do not have any experience in any of these areas in the medical device field. To successfully market, distribute, manufacture and sell the GlucoWatch biographer and our other glucose monitoring products under development, we must either develop these capabilities ourselves or enter into arrangements with third parties. We may not succeed in either course of action. If we attempt to develop our own capabilities, we will incur significant start-up expenses and we will compete with other companies that have experienced and well-funded operations. If we enter into arrangements with third parties, any revenues we receive will depend on the third party, and we will likely have to pay fees, sales commissions or similar amounts. If we are unable to make satisfactory arrangements, we may be unable to successfully commercialize our products or may experience delays in commercialization.

         Our GlucoWatch biographer has been manufactured for commercial sale on a limited basis, and we have no experience manufacturing the volumes that would be necessary for us to achieve significant commercial sales. To successfully commercialize the GlucoWatch biographer, we will have to manufacture the device in compliance with regulatory requirements, in a timely manner and in sufficient quantities while maintaining product performance, quality and acceptable manufacturing costs. There can be no assurance that we will be able to establish and maintain reliable, full-scale manufacturing of the GlucoWatch biographer at commercially reasonable prices. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving product performance, production yields, quality control and assurance, and shortages of personnel. In addition, manufacturing facilities will be subject to extensive regulations, including international quality standards and other regulatory requirements. Difficulties encountered in manufacturing scale-up or failure by us to implement and maintain manufacturing facilities in accordance with international quality standards or other regulatory requirements could result in a delay or termination of production, which could have a material adverse effect on our business, financial condition and results of operations.

         In the past, we have experienced these problems in scaling up our transdermal drug delivery products for commercial launch. There can be no assurance that similar problems will not be encountered in the future with our new diagnostic devices. In addition, there can be no assurance that we will be able to achieve and maintain product performance, quality and reliability if and when we are able to produce our GlucoWatch biographer in the quantities required for commercialization, or that the GlucoWatch biographer will be able to be manufactured and assembled at an acceptable cost.

         WE MAY NEED TO RELY ON AGREEMENTS WITH THIRD PARTIES IN ORDER TO COMMERCIALIZE OUR PRODUCTS ON A WORLDWIDE BASIS. IF WE ARE UNABLE TO SECURE THESE NECESSARY AGREEMENTS, WE MAY NOT BE ABLE TO SELL OUR PRODUCTS OR GENERATE REVENUE.

         One of our priorities is to establish alliances to secure commercialization functions worldwide for the GlucoWatch biographer, such as distribution, sales and customer service. We do not currently have any marketing or distribution agreements in the United States for the GlucoWatch biographer other than an agreement with Livingston Healthcare Services to provide receiving, storage, customer service, technical support and shipment services as well as an agreement with Lifescan, Inc. relating to our pilot marketing program in the United States. We do not have a worldwide commercialization partner. Our agreement with Yamanouchi to commercialize the GlucoWatch biographer in Japan was terminated in October 2000. We may never enter into an agreement with a worldwide commercialization partner. Even if we obtain a worldwide commercialization partner, we may not do so until after the FDA approves our large-scale manufacturing process.

         We are currently outsourcing capabilities for launch without a worldwide commercialization alliance. We may not be able to outsource some commercialization capabilities in time for a broad launch. Third parties performing these outsourced capabilities may, for competitive reasons, support, directly or indirectly, a company or product that competes with one of our products. If a third party terminates an arrangement, cannot fund or otherwise satisfy its obligations under its arrangements or disputes or breaches a contractual commitment, then we would likely be required to seek an alternative third party. If we were unable to find a replacement third party, we might not be able to perform or fund the activities of the current third party, or our capital requirements could increase substantially.


         WE MAY NEED ADDITIONAL FINANCING AND IT MAY NOT BE AVAILABLE. IF ADEQUATE FUNDS ARE NOT AVAILABLE OR ARE NOT AVAILABLE ON ACCEPTABLE TERMS, WE MAY BE UNABLE TO DEVELOP OR ENHANCE OUR PRODUCTS, TAKE ADVANTAGE OF FUTURE OPPORTUNITIES OR RESPOND TO COMPETITIVE PRESSURES, WHICH COULD NEGATIVELY IMPACT OUR PRODUCT COMMERCIALIZATION.


         In order to continue to develop our diagnostic products line, we will require substantial resources to conduct research and development and clinical trials necessary to bring our products to market and to establish production and marketing capabilities. Although we currently have two financing instruments in place, we may seek additional funding through public or private financings, including debt or equity financings. We may also seek other arrangements, including collaborative arrangements. Any additional equity financings will dilute the holdings of current stockholders. Debt financing, if available, may restrict our ability to issue dividends in the future and take other actions. We may not be able to obtain adequate funds when we need them from financial markets or arrangements with commercialization partners or other sources. Even if funds are available, they may not be on acceptable terms. If we cannot obtain sufficient additional funds, we may have to delay, scale back or eliminate some or all of our research and product development programs or license or sell products or technologies that we would otherwise seek to develop ourselves. The amounts and timing of future expenditures will depend on progress of ongoing research and development, results of clinical trials, rates at which operating losses are incurred, executing possible commercialization agreements, developing our products, manufacturing the GlucoWatch biographer, the FDA regulatory process, and other factors, many of which are beyond our control.


         WE ARE HIGHLY LEVERAGED AND MAY BE UNABLE TO SERVICE OUR DEBT. IF WE CANNOT PAY AMOUNTS DUE UNDER OUR DEBT OBLIGATIONS, WE MAY NEED TO REFINANCE ALL OR A PORTION OF OUR EXISTING DEBT, SELL ALL OR A PORTION OF OUR ASSETS OR SELL EQUITY SECURITIES.


         As of December 31, 2000, we had indebtedness of approximately $45.6 million, of which $9.1 million is scheduled to become due and payable in 2001. The degree to which we are leveraged could limit our ability to obtain financing for working capital, commercialization of products or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations depends upon our future performance, which will depend upon financial, business and other factors, many of which are beyond our control. Although we believe our cash flows will be adequate to meet our interest payments, we may not continue to generate cash flows in the future sufficient to cover our fixed charges or to permit us to satisfy any redemption obligations pursuant to our indebtedness. If we cannot generate cash flows in the future sufficient to cover our fixed charges or to permit us to satisfy any redemption obligations pursuant to our indebtedness and we cannot borrow sufficient funds either under our credit facilities or from other sources, we may need to refinance all or a portion of our existing debt, sell all or a portion of our assets, or sell equity securities. We may not successfully complete any of these courses of action. In the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding-up of our business or upon default or acceleration relating to our debt obligations, our assets will first be available to pay the amounts due under our debt obligations. Holders of common stock would only receive the assets remaining, if any, after payment of all indebtedness and preferred stock, if any.


         WE HAVE INCURRED SUBSTANTIAL LOSSES, HAVE A HISTORY OF OPERATING LOSSES, HAVE AN ACCUMULATED DEFICIT AND EXPECT CONTINUED OPERATING LOSSES.


         We reported a net loss from continuing operations of $32.0 million for the year ended December 31, 2000 and have experienced annual operating losses since our inception. Our accumulated deficit was $215.8 million as of December 31, 2000. We expect to continue to incur operating losses at least until we have significant sales, if we ever do, of the GlucoWatch biographer. We may never generate significant revenues or achieve profitability. We may fail in our efforts to introduce our products or to obtain required regulatory clearances. Our products may never gain market acceptance, and we may never generate revenues or achieve profitability. Our revenues to date have been derived primarily from product development and licensing fees related to our products under development and manufacturing and royalty revenues from our discontinued operations. If we obtain regulatory approvals, we expect to significantly increase our level of expenditures for sales, marketing and general and administrative activities in connection with product commercialization, and these expenditures will precede commercial revenues, if any.

         OUR STOCK PRICE IS VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL CYGNUS SHARES AT OR ABOVE THE PRICE YOU PAID, OR AT ALL.

         The market price for shares of our common stock has been highly volatile. The following factors may have a significant impact on the market price of Cygnus' common stock:

               - the results of clinical trials for our products or products of our competitors,
               -    announcements of technological innovations,
               -    commencement or termination of strategic relationships,
               -    new product introductions by us or our competitors,
               -    regulatory approvals or delays,
               -    changes in securities analysts' recommendations,
               - developments relating to our patent or proprietary rights or those of our competitors, and
               -    period-to-period fluctuations in financial results.

         In addition, the stock market in general has experienced extreme price and volume fluctuations in recent years and even in recent months that have particularly affected the market prices of many medical technology companies, unrelated to the operating performance of these companies. Fluctuations or decreases in the trading price of our common stock may discourage investors from purchasing our common stock. In the past, following periods of volatility in the market price for a company's securities, securities class action litigation often has been instituted. Such litigation could result in substantial costs to us and divert management's attention and resources from developing and commercializing the GlucoWatch biographer.

         OWNERSHIP DILUTION CAUSED BY THE ISSUANCE OF SHARES UNDER THE EQUITY LINE OR BY ADDITIONAL SHARES OF OUR COMMON STOCK BECOMING AVAILABLE FOR SALE IN THE FUTURE COULD LOWER OUR STOCK PRICE. IF OUR STOCK PRICE DECLINES, YOU MAY NOT BE ABLE TO RESELL OUR SHARES AT OR ABOVE THE PRICE YOU PAID, OR AT ALL.


         Under the equity line, we may sell shares to Cripple Creek over discrete investment periods of thirty, sixty or ninety days at a time. For example, assuming a thirty day investment period, we may sell up to $4 million of common stock and Cripple Creek may exercise its option to purchase up to an additional $3 million of common stock over the same thirty day period. The total number of shares that may be issued under the equity line depends on the market price of our common stock at the time that the shares are sold and whether we choose to sell shares, and the number of shares we choose to sell. The following table illustrates hypothetically the effect of variations in the market price in our common stock and resulting variations in sales prices to Cripple Creek, on the number of shares issued in a hypothetical thirty day investment period, assuming that we choose to sell the maximum number of shares permitted under the equity line. This table illustrates hypothetically how the ownership dilution resulting from the sale of the maximum number of shares available under the equity line increases as the market value of our common stock declines.




              Price Per Share                     Number of Shares Issued
              ---------------                     -----------------------
                                                       (thirty days)
                    $15                                   466,667
                    $10                                   700,000
                     $5                                  1,400,000



         Our decision to choose to sell all possible shares under the equity line would be influenced by whether it is in the best interests of our stockholders to sell at lower market prices, given our financing requirements and access to alternative sources of financing. We expect to satisfy substantially all of our expected financing needs during 2001 through sales of common stock under the equity line.

         Under the equity line, we have also agreed to issue warrants to Cripple Creek to purchase shares in an amount equal to 10 percent of the number of shares issued under the equity line in any given year. The warrants will be issued after the end of each calendar year. The warrants are exercisable for five years from the date they are issued at an exercise price based on the weighted average prices at which shares were sold during the preceding calendar year.

         IF OUR STOCK TRADES BELOW $5 PER SHARE FOR 30 CONSECUTIVE TRADING DAYS, OUR SHARES COULD BE DE-LISTED FROM THE NASDAQ STOCK MARKET. IF OUR SHARES ARE DE-LISTED, OUR STOCKHOLDERS MAY EXPERIENCE SUBSTANTIALLY DECREASED LIQUIDITY IN THEIR SHARES, AND THE OUTSTANDING AMOUNTS UNDER OUR CONVERTIBLE DEBENTURES COULD BECOME IMMEDIATELY DUE AND PAYABLE.

         Our stock is currently traded on the Nasdaq Stock Market. Nasdaq requires companies, such as ours, without at least $4 million in net tangible assets, to maintain a minimum closing bid of $5 per share for 30 consecutive business days for continued listing. A company whose stock does not meet this criterion may be put on probationary notice. If, after probationary notice, such a stock has not maintained a $5 bid price for 10 consecutive trading days over the next 90 days, Nasdaq may institute de-listing proceedings. In the event Nasdaq were to institute de-listing procedures on our stock, we plan to explore the possibility of a reverse stock split to maintain our listing. If our stock is de-listed from the Nasdaq Stock Market, our stockholders would find it more difficult to dispose of their shares, or obtain accurate quotations as to their market value, and the market price of our stock would likely decline further.

         Additionally, under the terms of our convertible debentures, we are required to maintain our listing with Nasdaq. We currently have outstanding convertible debentures in the amount of $19.2 million including accrued interest. In the event our shares are de-listed, the holders could assert that a default has occurred. A default would result in all outstanding principal and interest becoming immediately due and payable. Payment of these amounts would require us to obtain alternative financing, which may not be available on acceptable terms, if at all.

         INTENSE COMPETITION IN THE MARKET FOR GLUCOSE DIAGNOSTIC PRODUCTS COULD PREVENT US FROM INCREASING OR SUSTAINING OUR REVENUE AND PREVENT US FROM ACHIEVING OR SUSTAINING PROFITABILITY.


         The medical device industry, particularly the market in which we will offer the GlucoWatch biographer, is intensely competitive and we will compete with other providers of personal glucose biographers. Currently the market is dominated by finger stick blood glucose monitoring products sold by a few major companies. These companies have established products and distribution channels. Finger stick glucose monitoring presents a number of barriers to generating more frequent blood glucose measurements, including the pain of repetitive finger sticking and the disruption of normal activities, as often people with diabetes do not want to go through the finger stick process in public. Several companies are developing alternative invasive, semi-invasive, minimally invasive or non-invasive methods to monitor glucose levels in a less painful or painless manner, as well as on a continuous or continual basis. Companies are attempting to develop a variety of methods to extract interstitial fluid and measure the glucose concentration therein. Another technology that some companies are pursuing is the use of infrared spectroscopy, which uses radiation to measure glucose levels. We are not aware of any products under development that offer the range of potential benefits of the GlucoWatch biographer. However, there can be no assurance that other products will not be more accepted in the marketplace than the GlucoWatch biographer or will not render our devices noncompetitive or obsolete. Additionally, the GlucoWatch biographer or our other enhanced products under development may fail to replace any currently used devices or systems. A number of companies have developed or are seeking to develop new drugs to treat diabetes that could reduce demand for glucose monitoring systems. In addition, many of our competitors and potential competitors have substantially greater resources, research and development staffs and facilities than we do and have significantly greater experience in developing, manufacturing and marketing glucose monitoring devices. Competition within the glucose monitoring industry could also result in price reductions for glucose monitoring devices such that we may not be able to sell the GlucoWatch biographer at a price level adequate for us to realize a return on our investment.


         IF THE MARKET DOES NOT ACCEPT OUR NEW TYPE OF PRODUCTS, WE MAY NOT GENERATE REVENUES AND ACHIEVE OR SUSTAIN PROFITABILITY.

         We are focusing our efforts predominantly on a line of frequent, automatic and non-invasive glucose monitoring devices. The market may not accept our products, given that they are different from the established finger stick glucose monitors currently on the market. Additionally, some of our competitors have announced, and others may be developing, new glucose monitoring devices that are frequent, automatic and less invasive. The introduction of competing products may decrease our future market sales.

         IF THIRD PARTIES DO NOT REIMBURSE THE COSTS OF OUR MEDICAL DEVICES, PATIENTS, HOSPITALS AND PHYSICIANS MAY DECIDE NOT TO USE OUR PRODUCTS, DIMINISHING OUR PRODUCT SALES.


         Successful commercialization of our products may depend in part on the availability of reimbursement from third-party health care payers, such as private insurance plans and the government. There can be no assurance that such reimbursement will be available. We plan to conduct outcome studies for reimbursement; however, reimbursement may not be available in a sufficient time frame. Third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic and diagnostic products. Adequate levels of reimbursement may not be available to enable us to achieve market acceptance of the GlucoWatch biographer or other new products under development or to maintain price levels sufficient to realize an appropriate return on our investment. In the United States and foreign countries, the period of time needed to obtain such reimbursement can be lengthy. We may delay the launch of our products in some countries until we have established our eligibility for reimbursement. This delay could potentially harm our business.

         WE DEPEND ON THIRD-PARTY SUPPLIERS. ANY INTERRUPTION IN THE SUPPLY OF SYSTEM COMPONENTS OR THE PRICING OF THESE COMPONENTS COULD PREVENT US FROM MANUFACTURING OUR PRODUCTS.


         The GlucoWatch biographer is manufactured from components purchased from outside suppliers, most of whom are our single source for such components. In the event that we are unable, for whatever reason, to obtain these components from our suppliers or that the components obtained from these suppliers do not pass quality standards, we will be required to obtain the components from alternative suppliers. Additionally, in the event a current supplier is unable to meet our component requirements, we might not be able to rapidly find another supplier of the particular component or an alternative supply at the same price or lead time. An interruption in the supply of the GlucoWatch biographer components or excessive pricing of these components could prevent us from manufacturing our products.


         WE DEPEND ON PROPRIETARY TECHNOLOGY. IF WE FAIL TO OBTAIN PATENT PROTECTION FOR OUR PRODUCTS, PRESERVE OUR TRADE SECRETS AND OPERATE WITHOUT INFRINGING UPON THE PROPRIETARY RIGHTS OF OTHERS, WE MAY NOT GENERATE PROFITS.


         Our success depends in large part on our ability to obtain patent protection for our products, preserve our trade secrets and operate without infringing upon the proprietary rights of others, both in the United States and abroad. Currently, most patent applications in the United States are maintained in secrecy until issuance, and publication of discoveries in the scientific or patent literature tends to lag behind actual discovery by several months. Thus, we may not have been the first to file patent applications on our inventions or we may have infringed upon third-party patents. Our patent applications may fail to issue any patents. Any patents that are issued may not provide competitive advantages for our products or may be challenged or circumvented by our competitors. We also rely on trade secrets and proprietary know-how that we seek to protect, in part, by confidentiality agreements with our employees, suppliers and consultants. These agreements could be breached, and we might not have adequate remedies for any breach. Additionally, our trade secrets could otherwise become known or be independently developed by our competitors. Any litigation, in the United States or abroad, as well as foreign opposition and/or domestic interference proceedings, could result in substantial expenses to us and significant diversion of effort by our technical and management personnel. We may resort to litigation to enforce our patents or protect trade secrets or know-how, as well as to defend against infringement charges. A negative determination in such proceedings could subject us to significant liabilities or require us to seek licenses from third parties. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, necessary licenses may not be available to us on satisfactory terms, if at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products.

         WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS THAT ARE COSTLY TO DEFEND AND COULD LIMIT OUR ABILITY TO USE SOME TECHNOLOGIES IN THE FUTURE.

         The design, development, manufacture and use of our medical products involve an inherent risk of product liability claims and associated adverse publicity. Producers of medical products may face substantial liability for damages in the event of product failure or allegations that the product caused harm. We currently maintain product liability insurance, but it is expensive and difficult to obtain and may not be available in the future on acceptable terms. We may become subject to product liability claims, our current insurance may not cover any claims, and adequate insurance may not be available on acceptable terms in the future. We could be held liable for damages in excess of the limits of our insurance coverage, and any claim or product recall could create significant adverse publicity.


         THE COMPETITION FOR QUALIFIED PERSONNEL IS PARTICULARLY INTENSE IN OUR INDUSTRY AND IN NORTHERN CALIFORNIA. IF WE ARE UNABLE TO RETAIN OR HIRE KEY PERSONNEL, WE MAY NOT BE ABLE TO SUSTAIN OR GROW OUR BUSINESS.

         Our ability to operate successfully and manage our potential future growth depends significantly upon retaining key scientific, technical, sales, marketing, managerial and financial personnel, and attracting and retaining additional highly qualified personnel in these areas. We face intense competition for such personnel, and we may not be able to attract and retain these individuals. We compete with numerous pharmaceutical and health care companies, as well as universities and nonprofit research organizations in the highly competitive northern California business area. The loss of key personnel or our inability to hire and retain additional qualified personnel in the future could prevent us from sustaining or growing our business. Our success will depend in large part on the continued services of our scientific, managerial and manufacturing personnel. There can be no assurance that we will continue to be able to attract and retain sufficient qualified personnel.



         WE DO NOT PAY DIVIDENDS AND DO NOT ANTICIPATE PAYING ANY DIVIDENDS IN THE FUTURE, SO ANY SHORT TERM RETURN ON YOUR INVESTMENT WILL DEPEND ON THE MARKET PRICE OF OUR SHARES.

         We have never declared or paid cash dividends on our common stock. Our current bank term loan agreement precludes us from paying dividends to stockholders. We currently intend to retain any earnings for use in our business and therefore do not anticipate paying any dividends in the future. Any short term return on your investment will depend only on the market price of our shares.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements under "Cygnus, Inc." and "Risk Factors" and elsewhere in this prospectus, including in the documents incorporated by reference, are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus, including in the documents incorporated by reference, that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about:

          - our ability to manufacture and commercially scale-up the GlucoWatch biographer;


          -    plans for commercialization alliances;


          - our ability to achieve market acceptance of the GlucoWatch biographer; and

          - plans for enhancements and possible manufacturing changes through the pre-market approval supplement process.

         In some cases, you can identify these statements by words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in "Risk Factors" and elsewhere in this prospectus, including in the documents incorporated by reference.



         We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. Cripple Creek is offering to sell, and seeking offers to buy, only the shares of Cygnus common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so.

                                 USE OF PROCEEDS


         We could receive up to $32.55 million in proceeds in connection with this offering, after deducting the estimated offering expenses. The actual amount of proceeds from the equity line will depend upon

          -    the market price of Cygnus' common stock;

          - whether we elect to sell Cygnus' common stock under the terms of the equity line; and

          - whether Cripple Creek exercises its option to purchase Cygnus' common stock as permitted under the terms of the equity line.

         However, there can be no assurance that we will issue any shares or receive any proceeds from the equity line and, under the terms of the equity line, it is possible that no shares will be issued.

         We expect that any net proceeds from the equity line will be used for manufacturing and commercialization expenditures in support of our GlucoWatch biographer and for general corporate purposes, including working capital.


                      DESCRIPTION OF EQUITY LINE AGREEMENT


         We entered into a prior equity line agreement with Cripple Creek in June of 1999, at a time when we had an effective universal shelf registration statement on file with the SEC. We filed that equity line agreement with the SEC by means of a current report on Form 8-K on July 2, 1999 and described that equity line agreement in subsequent reports filed with the SEC on a consistent basis. In addition, we named Cripple Creek as an underwriter in each supplement to the prospectus required to be filed with the SEC under its rules and regulations. According to a telephone interpretation issued by the SEC staff, we should have filed a post-effective amendment to the shelf registration statement naming Cripple Creek as an underwriter at the time we entered into the prior equity line agreement. On March 23, 2001, we terminated the prior equity line and entered into a new Structured Equity Line Flexible Financing Agreement with Cripple Creek which is described in this prospectus. The new equity line agreement replaces the prior equity line agreement. The shares covered by this prospectus are being issued under the new equity line agreement.

         Under the new equity line agreement, subject to the satisfaction of various conditions, we may require Cripple Creek to purchase shares of our common stock for an aggregate purchase price of up to $33 million. The equity line agreement will terminate upon the earliest of the following events:

          -    June 30, 2003;

          - the actual sale of shares under the equity line agreement with an aggregate purchase price of $33 million; or

          - upon other conditions such as our right to end the agreement at any time.

         We may, at our sole option and discretion, subject to the satisfaction of conditions and limitations, require Cripple Creek to purchase shares from us during discrete investment periods of thirty, sixty or ninety days, respectively. The following table illustrates the maximum aggregate purchase price for the respective investment periods, the resulting hypothetical maximum number of shares purchased using Cygnus' closing share price of $6.45 on April 5, 2001 and the percentage of outstanding shares that this estimated number of shares represents:


                                                                 Representative Investment Period
                                                 -----------------------------------------------------------------
                                                       30 Days               60 Days               90 Days
                                                       -------               -------               -------
(1)  Maximum value of shares that Cygnus can            $4.0m                 $8.0m                 $12.0m
     require Cripple Creek to purchase
(2)  Maximum value of additional shares that            $3.0m                 $6.0m                 $9.0m
     Cripple Creek can require Cygnus to sell           ______                ______                ______
(3)  Subtotal of (1) and (2)                            $7.0m                $14.0m                $21.0m
(4)  Maximum number of shares using $6.45           1,085,271             2,170,543             3,255,814
     share price
(5)  Percentage of outstanding shares                     4%                    8%                    12%
     (27,035,000 shares outstanding as of
      April 6, 2001)




         Cripple Creek may satisfy these obligations by purchasing up to 5% more or less than the total aggregate dollar amount of these obligations. At least three trading days prior to the beginning of an investment period, we are required to notify Cripple Creek of the dollar amount of common stock required to be purchased by Cripple Creek, if any, during the investment period. We will sell the shares at a price equal to the average of the two lowest volume-weighted average prices for the common stock during the six trading days preceding the date that Cripple Creek purchases the shares from us. In no event may the purchase price be lower than a designated minimum per share price that we have established. If the investment period is for a period greater than thirty days, then we may reset the minimum per share price after every thirty days.


         Cripple Creek's obligation to purchase shares of common stock during any investment period is subject to the satisfaction of various conditions, including:


- our registration statement must remain effective under the Securities Act of 1933, as amended;


-    our common stock must continue to trade on the Nasdaq National Market; and

- Cripple Creek may not become the beneficial owner, at any time, of more than 9.9% of the outstanding shares of our common stock.


         The equity line agreement also provides limitations on the amount of common stock that may be sold, which may be less than the amount specified in the notices requesting purchase of shares. Specifically, the amount of common stock sold during each investment period will be equal to the lesser of:

-    the amount indicated in the share purchase request notices, if any,


- an amount equal to 8% of the aggregate value of open market trading for each trading day during the investment period immediately preceding the current investment period on which the stock price is above the minimum price for such preceding investment period, or

- an amount equal to 8% of the aggregate value of open market trading for each trading day during the current investment period on which the stock price is above the minimum price for the current investment period.


         In addition, the equity line also provides for a pro rata reduction in the amount of common stock that may be sold if there are any trading days during the period in which the volume-weighted average price of the common stock is below the minimum price that was established for the investment period.

         We have also agreed to issue to Cripple Creek warrants to purchase 10% of the amount of shares purchased by Cripple Creek in each calendar year under the equity line agreement. The warrants will be issued to Cripple Creek shortly after the end of each calendar year. There will either be a series of warrants issued or one warrant issued covering the number of additional shares that can be purchased by Cripple Creek. Assuming that we sell the maximum number of shares permitted under the equity line agreement and using our closing share price of $6.45 on April 5, 2001, the hypothetical maximum number of warrants to be issued to Cripple Creek under the equity line is 511,628 warrants. The warrants are exercisable for 5 years from the date they are issued. The exercise prices for the warrants are determined by various formulas that utilize the weighted average purchase prices paid for shares in the preceding calendar year. If the weighted average of the purchase prices is $10.00 or more, then the warrant exercise price per share will be 120% of the weighted average of the purchase prices paid for shares in the preceding calendar year. If the weighted average of the purchase prices is less than $10.00, then the warrant exercise price per share will itself be determined through a weighted average calculation using 150% and 120% of the weighted average of the purchase prices paid in the preceding calendar year. We have agreed to register the shares issuable upon exercise of any warrants that are issued to Cripple Creek under the equity line.

         We may terminate the equity line at any time without further obligation to Cripple Creek. Cripple Creek may terminate the equity line without further obligation to us if we breach the equity line agreement or if Cripple Creek determines, in its reasonable discretion, that the adoption of, or change in, or any change in the interpretation or application of, any law, regulation, rule, guideline or treaty makes it illegal or materially impractical for Cripple Creek to fulfill its obligations under the equity line agreement.

         Cripple Creek has advised us that it may sell the common stock offered by this prospectus from time to time primarily in transactions on the Nasdaq National Market or in other types of transactions, including those described in the "Plan of Distribution" section in this prospectus.

         The equity line agreement provides that we must indemnify Cripple Creek in some circumstances against liabilities, including liabilities under the Securities Act of 1933, and contribute to payments that Cripple Creek may be required to make in respect of those liabilities. Cripple Creek is required by the equity line agreement to indemnify us in some circumstances against liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that we may be required to make in respect of those liabilities.

         Cripple Creek may create a short position in the common stock for its own account by selling more shares of common stock than we have actually sold to it under the equity line. Cripple Creek may elect to cover any short position by delivering shares of common stock purchased in the open market or shares of common stock purchased pursuant to a particular share purchase request notice. Cripple Creek will deliver a prospectus to all purchasers of shares in short sales which Cripple Creek covers with purchases under the equity line. Purchasers of shares sold pursuant to such short sales may be entitled to the same remedies under the federal securities laws as any other purchaser of shares covered by the registration statement. Under the equity line agreement, Cripple Creek is prohibited from making any sales with the intention of reducing the price of our common stock to its benefit.

                              PLAN OF DISTRIBUTION


         Cripple Creek may sell the shares it purchases under the equity line agreement by one or more of the following methods:

- on the Nasdaq National Market, or such other exchange on which Cygnus' common stock may from time to time be trading;


-    in privately negotiated transactions or otherwise;

-    at fixed prices that may be changed;


-    at market prices prevailing at the time of sale;

-    at prices related to such market prices or at negotiated prices;



- block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

-    purchases by a broker or dealer as principal;

-    an exchange distribution in accordance with the rules of such exchange;

- ordinary brokerage transactions and transactions in which the broker solicits purchasers;




-    short sales; or

-    a combination of any of the above methods of sale.


         In effecting sales, brokers and dealers engaged by Cripple Creek may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Cripple Creek, or, if any broker-dealer acts as agent for the purchaser of the shares, from the purchaser, in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with Cripple Creek to sell a specified number of shares at a stipulated price per share. To the extent a broker-dealer is unable to sell a specified number of shares acting as agent for Cripple Creek, it will purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to Cripple Creek. Broker-dealers who acquire shares as principal may resell the shares from time to time in transactions that may involve block transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with resales, broker-dealers may pay to or receive from the purchasers of the shares commissions as described above.


         Cripple Creek is an "underwriter" as defined in the Securities Act of 1933 in connection with the sale of the shares offered by this prospectus. Any broker-dealers or agents that participate with Cripple Creek in sales of the shares may be considered to be "underwriters" within the meaning of the Securities Act in connection with sales in which they participate. If any broker-dealers or agents are considered to be "underwriters," then any commissions they receive and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

         From time to time Cripple Creek may engage in short sales, short sales against the box, puts and calls and other transactions in Cygnus' common stock, and may sell and deliver the shares in connection with these transactions or to settle securities loans. If Cripple Creek engages in such transactions, the price of our common stock may be affected. Under the equity line, Cripple Creek may not make any sales with the intention of reducing the price of our common stock. From time to time Cripple Creek may pledge its shares pursuant to the margin provisions of its agreements with its brokers. Upon a default by Cripple Creek, the broker may offer and sell the pledged shares from time to time.


         Cripple Creek and any other persons participating in the sale or distribution of the shares will be subject to the Securities Exchange Act of 1934 and the related rules and regulations, including Regulation M, to the extent it applies. The Exchange Act and related rules may limit the timing of purchases and sales of any of the shares by Cripple Creek or any other such person which may affect the marketability of the shares. Cripple Creek also must comply with the applicable prospectus delivery requirements under the Securities Act of 1933 in connection with the sale or distribution of the shares. Cripple Creek has advised us that it is a registered broker-dealer under the Securities Exchange Act of 1934.

         We are required to pay certain fees and expenses incident to the registration and purchase of the shares by Cripple Creek. We must also keep the registration statement, of which this prospectus is a part, effective in order for Cripple Creek to continue to purchase shares under the equity line agreement.

                                  LEGAL MATTERS

         Selected legal matters with respect to the validity of common stock offered by this prospectus will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California.

                                     EXPERTS

         The consolidated financial statements and schedule of Cygnus, Inc., incorporated by reference in Cygnus, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



                       WHERE YOU CAN FIND MORE INFORMATION


         We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the SEC at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its public reference rooms. The SEC also maintains an Internet Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. The registration statement relates to the common stock offered by Cripple Creek and contains this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to Cygnus and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC as described in the preceding paragraph.

         Information about us is also available at the Nasdaq National Market, where our common stock is listed.

                 IMPORTANT INFORMATION INCORPORATED BY REFERENCE

         THE SECURITIES AND EXCHANGE COMMISSION ALLOWS CYGNUS TO "INCORPORATE BY REFERENCE" THE INFORMATION CYGNUS FILES WITH THEM, WHICH MEANS THAT WE CAN DISCLOSE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US TO YOU THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS BY REFERRING YOU TO THOSE DOCUMENTS.

         The information incorporated by reference is considered to be part of this document. Information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus:


1. Annual Report on Form 10-K of Cygnus for the fiscal year ended December 31, 2000;

2.       Current Reports on Form 8-K dated March 8, 2001 and March 23, 2001;

3. The description of common stock contained in Cygnus' registration statement on Form 8-A; and

4. The description of our Series A Junior Participating Preferred Stock contained in the registration statement on Form 8-A12B/A filed December 14, 1988.

         YOU MAY REQUEST A COPY OF THESE FILINGS, AT NO COST, BY WRITING OR TELEPHONING US AT THE FOLLOWING ADDRESS:

         CYGNUS, INC.
         400 PENOBSCOT DRIVE
         REDWOOD CITY, CALIFORNIA 94063
         ATTENTION:  CORPORATE COMMUNICATIONS
         TELEPHONE REQUESTS MAY BE DIRECTED TO:  (650) 369-4300
         FACSIMILE REQUESTS MAY BE DIRECTED TO:  (650) 599-2503

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholders. All amounts are estimated except the SEC registration fee.



                                                                                 Amount
                                                                                --------
         SEC registration fee............................................     $     9,504

         Accounting fees and expenses....................................     $    40,000

         Legal fees and expenses.........................................     $    50,000

         Nasdaq Additional Listing Fee...................................     $    17,500

         Placement Fee...................................................     $   330,000

         Miscellaneous fees and expenses.................................     $     2,996

         Total..........................................................      $   450,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities and expenses arising under the Securities Act. The Registrant's Certificate of Incorporation and Bylaws provide for mandatory indemnification by the Registrant of all persons the Registrant may indemnify under Section 145 to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation further provides that the liability of its directors is eliminated to the fullest extent permitted by the Delaware General Corporation Law. These provisions in the Certificate of Incorporation do not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into indemnification agreements with all of its officers and directors.

ITEM 16.  EXHIBITS



       EXHIBIT
       NUMBER     DESCRIPTION OF DOCUMENT
       -------    -----------------------
         1.1      Structured Equity Line Flexible Financing Agreement between
                  Cygnus, Inc. and Cripple Creek Securities, LLC.

         4.1 Specimen of Common Stock certificate of the Registrant, incorporated by reference to Exhibit 4.1 of the Registrant's
                  Registration Statement Form S-1 No. 33-38363.


         4.2 Convertible Debenture and Warrant Purchase Agreement, incorporated by reference to Exhibit 10.41 of the Registrant's
                  Quarterly Report on Form 10-Q filed on August 16, 1999.

         4.3      Registration Rights Agreement, incorporated by reference to
                  Exhibit 4.12 of the Registrant's Quarterly Report Form 10-Q filed on August 16, 1999.

         4.5 Form of 8.5% Convertible Debenture due 2001, incorporated by reference to Exhibit 10.42 of the Registrant's Quarterly
                  Report Form 10-Q filed on August 16, 1999.

         4.6 Form of Common Stock Purchase Warrant, incorporated by reference to Exhibit 10.43 of the Registrant's Quarterly
                  Report Form 10-Q filed on August 16, 1999.

         5.1      Opinion of Orrick, Herrington & Sutcliffe LLP.

         23.1     Consent of Ernst & Young LLP, Independent Auditors.

         23.2 Consent of Orrick, Herrington & Sutcliffe LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement).

         24.1     Power of Attorney*


    -------------------

   * Previously filed.


ITEM 17.     UNDERTAKINGS


         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on April 9, 2001.

                          CYGNUS, INC.


                          By     /s/ JOHN C HODGMAN
                                 ---------------------
                                 John C Hodgman
                                 CHAIRMAN, PRESIDENT & CHIEF EXECUTIVE OFFICER


         Pursuant to the requirements of the Securities Act, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                   Name                                        Title                               Date
                   ----                                        -----                               ----
        /s/ JOHN C HODGMAN                    Chairman of the Board of Directors,             April 9, 2001
------------------------------------          President & Chief Executive Officer
          John C Hodgman                      (Principal Executive Officer)

                 *
------------------------------------          Chief Financial Officer and Senior              April 9, 2001
         Craig W. Carlson                     Vice President, Finance (Principal
                                              Financial Officer and Principal
                                              Accounting Officer)

                 *                            Director                                        April 9, 2001
------------------------------------
         Frank T. Cary

                 *                            Vice Chairman of the Board of Directors         April 9, 2001
------------------------------------
         Andre F. Marion

                 *                            Director                                        April 9, 2001
------------------------------------
         Richard G. Rogers

                 *                            Director                                        April 9, 2001
------------------------------------
         Walter B. Wriston




   *BY: /s/  JOHN C HODGMAN
------------------------------------
         Attorney in Fact

                               EXHIBIT INDEX


        EXHIBIT
        NUMBER    DESCRIPTION OF DOCUMENT
        -------   -----------------------
         1.1      Structured Equity Line Flexible Financing Agreement between
                  Cygnus, Inc. and Cripple Creek Securities, LLC.

         5.1      Opinion of Orrick, Herrington & Sutcliffe LLP.

         23.1     Consent of Ernst & Young LLP, Independent Auditors.

         23.2 Consent of Orrick, Herrington & Sutcliffe LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement).



                                       1